Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Kathryn C. Koessel
Investor Relations
612-661-3830

PepsiAmericas Reports Strong Topline and Net Income Growth

 in the First Quarter of 2004

Minneapolis, MN, April 28, 2004 – PepsiAmericas, Inc. (NYSE: PAS) today reported first quarter 2004 net income of $20.5 million, or diluted earnings per share (EPS) of $0.14.  These results compare to net income of $4.9 million and EPS of $0.03 in the first quarter of 2003.

•                  Worldwide operating income grew approximately 88 percent in the first quarter to $50.1 million driven by strong volume and pricing.

•                  Worldwide average net selling prices grew 4.6 percent and contributed to net revenue growth of 8.1 percent to $737.6 million.

•                  A 3.1 percent increase in worldwide volume also contributed to the strong topline results.

“Our performance in the first quarter of 2004 continues the momentum that we began to achieve in the second half of 2003,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “Our top line growth reflects contributions from volume and price improvement.”

First Quarter Operations and Financial Highlights

Both the U.S. and international businesses contributed to PepsiAmericas’ positive operating performance.  On a worldwide basis, the first quarter gross profit increased 9.7 percent.  Improvements in worldwide average net selling prices and volume growth contributed to these margin gains.  In the first quarter, worldwide cost of goods sold increased by 7.0 percent and selling, delivery and administrative expenses increased by 4.1 percent.

First Quarter U.S. Operations Highlights

Reflecting the renewed strength in volume and continued focus on pricing, U.S. operating income improved 47.6 percent to $59.2 million versus $40.1 million in the first quarter of 2003.

Net sales increased 7.8 percent to $636.3 million compared to $590.1 million a year earlier.  The increase in net sales was a reflection of improvement in both average net selling prices and volume.  The average net selling price increased 5.0 percent of which approximately 3.2 percent is attributed to rate and 1.8 percent is from mix.  Double-digit growth in single serve and the continued success of our non-carbonated portfolio were prominent contributors to the improvement in mix.

Positive volume growth in the core trademarks and strong double-digit growth in the non-carbonated category drove the 2.3 percent growth in U.S. volume in the first quarter of 2004.  The results for the quarter reflected mid-single digit growth in trademark Mountain Dew.  The continued strength in the diet category improved in each of the core trademarks.  Non-carbonated growth reflected an increase in Aquafina volume and the successful introduction of Tropicana flavored juice drinks in February.  The single serve category continued its strong growth, benefiting from strong marketing and significant improvement in the on-premise channel.

Domestic cost of goods sold increased 7.1 percent in the first quarter of 2004, an increase of almost 5.0 percent per unit, due to rising raw material costs.  Selling, delivery and administrative costs are also trending higher.

First Quarter International Highlights

The combined international operations continued to show improvement over the same period a year earlier.  Operating losses were $9.1 million versus $13.4 million a year earlier.  The international business was profitable in 2003 and is expected to improve upon its profitability in 2004.  In the first quarter, international net sales increased 10.1 percent to $101.3 million and volume improved 6.7 percent.

Central Europe’s operating loss of $7.1 million was a $4.0 million improvement over the loss in the first quarter of 2003.  The foreign exchange impact was insignificant to the operating results.  The average net selling price increased 4.8 percent.  Combined with volume improvements of 11.6 percent, Central Europe’s net sales increased 14.2 percent to $60.4 million, of which $4.4 million was attributed to the positive impact of foreign exchange.  Strong volume growth resulted from a promotion featuring a free bottle of water with a purchase of a carbonated soft drink.  As a result of larger volumes, increased cost of raw materials, and the adverse impact of foreign exchange, cost of goods sold increased 11.3 percent.  Approximately $2.6 million of the increase in cost of goods sold is from the impact of foreign exchange.  However, improved efficiencies resulted in an increase of selling, distribution and administrative expenses of less than one percent, despite the $1.7 million unfavorable impact of foreign exchange.

The operating loss in the Caribbean improved by $0.3 million to a loss of $2.0 million.  Net revenue improved 4.6 percent due to average net selling price improvement of 6.9 percent more than offsetting the volume decline of 4.3 percent.  Cost of goods sold grew 2.3 percent and selling, delivery and administrative costs climbed 7.1 percent reflecting increased warehousing costs.

Outlook

“This is a good start to 2004, and we expect our top line performance to continue,” said Robert C. Pohlad.  “Rising cost of goods will be a factor that we will continue to monitor as 2004 unfolds.”

The company is increasing its full year 2004 EPS growth outlook to nine to eleven percent, compared to EPS of $1.05 in 2003, based on a fifty-two week year and excluding unusual items.  On a full-year basis, PepsiAmericas continues to expect worldwide volume growth of approximately one percent.  Overall net pricing is anticipated to be in the three to four percent range.  The company will continue to implement its cost containment program initiated in early 2003. With additional pressures associated with rising raw material costs and membership into the European Union, PepsiAmericas expects increases in cost of goods sold in the three to four percent range. Selling, distribution and administrative expenses are anticipated to grow in the four to five percent range.  In 2003, PepsiAmericas full year included 53 weeks.  However, the company’s outlook and comments for 2004 are based on 52 weeks for comparative purposes.

PepsiAmericas will hold its first quarter earnings conference call at 10:30 AM CT today, Wednesday, April 28, 2004 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 1-877-847-5345 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.  A playback of the conference call will be available until May 9, 2004.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 469144.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 118 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns a 39 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 3, 2004.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FIRST QUARTER OF 2004

COMPARED WITH THE SAME PERIOD OF FISCAL 2003

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	First Quarter
	2004	2003

Net sales	$737.6	$682.1
Cost of goods sold	424.5	396.6
Gross profit	313.1	285.5
Selling, delivery and administrative expenses	262.8	252.5
Special charges, net	0.2	6.3
Operating income	50.1	26.7
Interest expense, net	(15.9)	(19.2)
Other expense, net	(1.4)	(2.3)
Income before income taxes	32.8	5.2
Income taxes	12.3	0.3

Net income	$20.5	$4.9

Weighted average common shares:
Basic	143.7	143.8
Incremental effect of stock options and awards	2.4	0.3
Diluted	146.1	144.1

Net income per share:
Basic	$0.14	$0.03
Diluted	$0.14	$0.03

Cash dividends per share	$0.075	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF FIRST QUARTER 2004 AND FISCAL YEAR 2003

(UNAUDITED AND IN MILLIONS)

	End of First Quarter 2004	End of Fiscal Year 2003

Cash and equivalents	$71.0	$69.0
Receivables	228.1	268.8
Inventories	190.5	169.8
Other current assets	77.9	52.6
Total current assets	567.5	560.2
Net property	1,106.7	1,129.8
Goodwill and intangible assets, net	1,785.2	1,766.6
Other assets	140.7	124.1

Total assets	$3,600.1	$3,580.7

Short-term debt, including current maturities of long-term debt	$173.4	$199.9
Payables	211.9	204.1
Other current liabilities	167.0	195.5
Total current liabilities	552.3	599.5
Long-term debt	1,085.5	1,078.4
Deferred income taxes	116.1	112.7
Other liabilities	224.6	225.0

Total liabilities	1,978.5	2,015.6

Shareholders’ equity	1,621.6	1,565.1

Total liabilities and shareholders’ equity	$3,600.1	$3,580.7

PEPSIAMERICAS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTER OF 2004

COMPARED WITH THE SAME PERIOD OF FISCAL 2003

(UNAUDITED AND IN MILLIONS)

	First Quarter
	2004	2003

Cash Flows from Operating Activities:
Income from continuing operations	$20.5	$4.9
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	44.0	44.1
Deferred income taxes	3.5	2.0
Special charges	0.2	6.3
Cash outlays related to special charges	(0.2)	(0.9)
Other	(1.9)	3.8
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	6.5	32.3
Increase (decrease) in securitized receivables	25.0	(1.7)
Net change in other assets and liabilities	(60.3)	(63.8)
Net cash provided by operating activities of continuing operations	37.3	27.0

Cash Flows from Investing Activities:
Capital investments	(19.8)	(36.0)
Franchises and companies acquired	(20.9)	—
Proceeds from sales of property	0.7	0.5
Net cash used in investing activities	(40.0)	(35.5)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term debt	(27.1)	183.3
Proceeds from issuance of long-term debt	—	146.3
Repayments of long-term debt	(0.9)	(289.5)
Treasury stock purchases	—	(56.0)
Issuance of common stock	43.9	0.3
Cash dividends	(11.0)	—
Net cash provided by (used in) financing activities	4.9	(15.6)

Net cash (used in) provided by discontinued operations	(0.8)	2.4
Effects of exchange rate changes on cash and equivalents	0.6	0.1
Change in cash and equivalents	2.0	(21.6)
Cash and equivalents at beginning of year	69.0	113.8
Cash and equivalents at end of quarter	$71.0	$92.2

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of our non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our comparative fiscal year operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	First Quarter 2004		First Quarter 2003
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$50.1	$20.5	$26.7	$4.9
Unusual items impacting comparability
Special charges, net	0.2	0.1	6.3	3.9
Interest income on ESOP tax settlement				(4.2)
Tax benefit on ESOP tax settlement				(6.0)
Early extinguishment of debt				5.4
Additional tax accruals				4.3
Adjusted Comparisons	$50.3	$20.6	$33.0	$8.3

Weighted average common shares:
Basic		143.7		143.8
Incremental effect of stock options and awards		2.4		0.3
Diluted		146.1		144.1

Net income per share - basic
As reported		$0.14		$0.03
As adjusted		$0.14		$0.06
Net income per share - diluted
As reported		$0.14		$0.03
As adjusted		$0.14		$0.06

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2004, we recorded special charges, net, of $0.2 million ($0.1 million after taxes) in Central Europe. These special charges were primarily for severance costs and related benefits.

In the first quarter of 2003, we recorded special charges, net, of $6.3 million ($3.9 million after taxes).  These charges consisted of $5.8 million ($3.6 million after taxes) related to the reduction in workforce in the U.S.  These special charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.  In addition, we recorded an additional special charge of $0.5 million ($0.3 million after taxes) in Central Europe in the first quarter of 2003 related to changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia.  These charges consisted primarily of depreciation expense.

ESOP tax settlement - In the first quarter of 2003, we favorably settled a tax refund case with the Internal Revenue Service for $12.8 million that arose from the 1990 termination of our Employee Stock Ownership Plan (“ESOP”).  As a result, we recorded $6.8 million of interest income ($4.2 million after taxes) and a tax benefit of $6.0 million recorded in “Income taxes.”  In the second quarter of 2003, a final settlement amount of $12.4 million was received, and reflected a reduction in interest income of $0.4 million to $6.4 million ($4.0 million after taxes).

Early extinguishment of debt - During the first quarter of 2003, the investors in the $150 million, face value 5.79 percent notes notified us that they would exercise their option to purchase and resell the notes pursuant to the remarketing agreement, unless we elected to redeem the notes.  In March 2003, we exercised our option and elected to redeem the notes at fair value pursuant to the remarketing agreement.  As a result, we recorded a loss on the early extinguishment of debt in the first quarter of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”

Tax accruals - During the first quarter of 2004, the effective income tax rate was 37.5 percent.  In the first quarter of 2003, we recorded additional tax accruals of $4.3 million related to contingent liabilities that arose during that period.    Excluding these adjustments, as well as the ESOP settlement tax benefit, the effective income tax rate during the first quarter of 2003 was 38.5 percent.